PRESS RELEASE

For Immediate Release

Date:	September 14, 2006
Contact:	Red Lion Hotels Corporation
Julie Langenheim, Investor Relations Manager
(509) 777-6322
InvestorRelations@RedLion.com
or
CCG Investor Relations
Crocker Coulson, President
(310) 231-8600 ext 103
crocker.coulson@ccgir.com

Red Lion Hotels Corporation Closes $50 Million Revolving Credit Facility
SPOKANE, WA, September 14, 2006 — Red Lion Hotels Corporation (NYSE:RLH) today announced that it has closed on a $50 million revolving credit facility with Calyon Corporate and Investment Bank as Administrative Agent, Key Bank as Documentation Agent, and CIBC, Union Bank of California and Wells Fargo Bank as participants. The interest rate for the facility will be based on a range of spreads between 150 and 225 basis points over LIBOR, depending on the company’s leverage levels. Subject to certain conditions, the facilty allows for two 1-year extensions after its initial 3-year term, as well as an increase in the facility size to $100 million. Red Lion intends to use the credit facility for general corporate purposes and to finance anticipated future growth.
The credit facility represents the final element of the company’s recent efforts to enhance its capital structure. It follows the company’s recent successful follow-on common stock offering of 5.8 million shares, which generated $64.3 million in gross proceeds and allowed the company to reduce leverage by repaying $16.1 million of 9.5% trust preferred securities and a $33.4 million mortgage loan secured by one of its hotel properties.
“The success of our strategic plan and the strength of the Red Lion Brand have allowed us to complete the recent strategic transactions and improve our balance sheet and financial ratios,” commented Anupam Narayan, Red Lion Hotels Corporation’s Chief Financial Officer. “This facility is attractively priced and provides us additional financial flexibility and investment capacity to execute our growth plan of expanding to 100 markets over the next five years.”

Jan Hazelton, Director of Calyon Corporate and Investment Bank, said, “Given the financial discipline Red Lion Hotels Corporation has demonstrated and the company’s able management team, we are delighted to support it as it moves forward with its growth initiatives.”
About Red Lion Hotels Corporation
Red Lion Hotels Corporation is a hospitality and leisure company primarily engaged in the ownership, operation and franchising of midscale and upscale, full service hotels under its Red Lion® brand. As of June 30, 2006 the RLH hotel network was comprised of 60 hotels located in nine states and one Canadian province, with 10,424 rooms and 509,537 square feet of meeting space. The company also owns and operates an entertainment and event ticket distribution business. For more information, please visit the company’s website at www.redlion.com.
This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, economic cycles; international conflicts; changes in future demand and supply for hotel rooms; competitive conditions in the lodging industry; relationships with franchisees and properties; impact of government regulations; ability to obtain financing; changes in energy, healthcare, insurance and other operating expenses; ability to sell non-core assets; ability to locate lessees for rental property; dependency upon the ability and experience of executive officers and ability to retain or replace such officers as well as other matters discussed in the company’s quarterly report on Form 10-Q for the quarter ended March 31, 2006 and in other documents filed by the company with the Securities and Exchange Commission.
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